UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 11, 2012

Molycorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                  Completion of Acquisition or Disposition of Assets.

On June 11, 2012, Molycorp, Inc. (the “Company”) completed its previously announced acquisition (the “Neo Acquisition”) of Neo Material Technologies Inc. (“Neo”) pursuant to the terms of a definitive arrangement agreement (the “Agreement”).  Pursuant to the Agreement, the Company, through its Canadian subsidiary, MCP Exchangeco Inc. (“Exchangeco”), acquired all of the outstanding common shares of Neo for an aggregate purchase price consisting of: (i) approximately CDN$927.3 million (U.S.$945.6 million, which includes cash paid to settle our forward and spot contracts for Canadian dollars in connection with the Neo Acquisition); (ii) 13,545,426 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”); and (iii) 507,203 shares issued by Exchangeco (the “Exchangeable Shares”) (which are exchangeable on a one-for-one basis for shares of Common Stock).

In addition, Neo currently has approximately U.S.$230.0 million in aggregate principal amount of convertible debentures outstanding (the “Neo debentures”). Pursuant to the indenture governing the Neo debentures, holders of the Neo debentures will have the opportunity to convert their Neo debentures into common shares of Neo as a result of the Neo Acquisition. That conversion will take place at a ratio of 72.4637 Neo common shares per $1,000 principal amount of Neo debentures. In addition, if holders convert their Neo debentures into Neo common shares pursuant to certain prescribed procedures in the indenture, then they will be entitled to 26.7336 additional “make-whole” Neo common shares per $1,000 principal amount of Neo debentures.  As a result of the Neo Acquisition, holders of Neo debentures that elect to convert their Neo debentures will, instead of receiving common shares of Neo, receive the default consideration mix received by Neo’s common shareholders in the Neo Acquisition, including cash and shares of Common Stock. The maximum number of shares of Common Stock that may be issued upon conversion is approximately 2,783,476 shares.  The Company has guaranteed the obligations of Neo under the Neo debentures, and if any Neo debentures remain outstanding after Neo has completed the prescribed procedures in the indenture with respect to conversion as a result of the Neo Acquisition, then the conversion feature of the Neo debentures will be modified so they convert into cash and shares of Common Stock rather than into Neo common shares.

Neo is a producer, processor and developer of neodymium-iron-boron magnetic powders, rare earths and zirconium-based engineered materials and applications and other rare metals and their compounds through its Magnequench and Performance Materials divisions.

Item 2.03.                  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As a result of the completion of the Neo Acquisition, the Neo debentures are the obligations of a wholly owned subsidiary of the Company.  As of June 15, 2012, approximately U.S.$230.0 million in aggregate principal amount of the Neo debentures were outstanding.  The indenture governing the Neo debentures contains customary events of default.  The information under Item 2.01 in this Current Report on Form 8-K regarding the Neo debentures is incorporated herein by reference.

Item 3.02       Unregistered Sales of Equity Securities.

The disclosure under Item 2.01 of this Current Report on Form 8-K relating to the issuance of Common Stock under the Agreement and pursuant to the Neo debentures is incorporated herein by reference.

The shares of Common Stock issued in connection with the Neo Acquisition were issued in reliance upon Section 3(a)(10) of the Securities Act of 1933 (the “Securities Act”), which exempts from the registration requirements under the Securities Act any securities that are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court expressly authorized by law to grant such approval.

The shares of Common Stock to be issued to the holders of Neo debentures that elect to convert their Neo debentures will be reserved for issuance and, when issued, will be issued pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act, which exempts from the registration requirements of the Securities Act any exchange by the issuer with its existing security holders exclusively where no commission or other remuneration has been paid or given for soliciting such exchange.

Item 9.01                     Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements of Neo required by Item 9.01(a) of Form 8-K were previously reported in Exhibits 99.1, 99.2 and 99.3 to the Company’s Current Report on Form 8-K (File No. 001-34827), which the Company filed on June 7, 2012. Pursuant to General Instruction B.3 of Form 8-K, such financial statements are not included in this Current Report on Form 8-K and are not required to be included herein.

(b) Pro Forma Financial Information

The unaudited pro forma financial information required by Item 9.01(b) of Form 8-K was previously reported in Exhibit 99.4 to the Company’s Current Report on Form 8-K (File No. 001-34827), which the Company filed on June 7, 2012. Pursuant to General Instruction B.3 of Form 8-K, such unaudited pro forma financial information is not included in this Current Report on Form 8-K and is not required to be included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

By:	/s/ James S. Allen
	Name:	James S. Allen
	Title:	Senior Vice President, Finance and Treasurer

Date:  June 15, 2012